C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 200

Eden Prairie, Minnesota 55344

Chad Lindbloom, vice president and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS THIRD QUARTER RESULTS

MINNEAPOLIS, October 25, 2005 -- C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ: CHRWD), today reported financial results for the three months and nine months ended September 30, 2005. As previously reported, all share and per share data is reflective of a two-for-one stock split, effective October 14, 2005.

For the third quarter, gross profits increased 32.9 percent to $228.9 million in 2005 from $172.2 million in 2004. Income from operations increased 40.3 percent to $85.6 million in the third quarter of 2005 from $61.0 million in the third quarter of 2004. Net income increased 44.8 percent to $54.1 million in the third quarter of 2005 from $37.3 million in the third quarter of 2004. Diluted net income per share increased 40.9 percent to $0.31 per share in the third quarter of 2005 from $0.22 per share in the third quarter of 2004.

For the nine months ended September 30, 2005, gross profits increased 34.2 percent to $643.7 million from $479.8 million in 2004. Income from operations increased 45.5 percent to $233.7 million from $160.7 million in 2004. Net income increased 47.1 percent to $145.2 million from $98.7 million in 2004. Diluted net income per share increased 45.6 percent to $0.83 per share from $0.57 per share in 2004.

For the third quarter, total Transportation gross profits increased 31.9 percent to $198.0 million in 2005 from $150.1 million in 2004. Our transportation gross profit margin increased to 16.3 percent in 2005 from 15.9 percent in 2004.

The increase in our truck transportation gross profits of 31.4 percent in the third quarter of 2005 was driven by volume growth and price increases in both truckload and less-than-truckload transactions. Tight capacity created opportunities with new and existing customers. We are adding new carriers and expanding our existing carrier relationships, both of which gave us the capacity we needed to efficiently meet these needs.

Our intermodal gross profits increase of 19.6 percent in the third quarter of 2005 resulted from an increase in gross profit margins, offset by a decrease in volume. Our volume was impacted by market conditions that continue to drive business back to truck in certain lanes. Our gross profit margin increase resulted from the elimination of some lower margin business and some rate increases to offset increased costs.

Our international ocean and air gross profits increased 50.0 percent in the third quarter of 2005. This growth includes the impact of our acquisitions of Bussini Transport S.r.l. and Hirdes Group Worldwide during the quarter.

Our ocean gross profits increased 48.8 percent and our air gross profits increased 53.0 percent in the third quarter of 2005. Excluding the impact of the acquisitions above, our growth rates in ocean and air gross profits would have been 38.2 percent and 17.3 percent in the third quarter of 2005.  We continue to add new customers and broaden our relationships with existing customers to include international transportation.

Miscellaneous transportation gross profits consist of transportation management fees, customs brokerage fees, warehouse and cross-dock services, and other miscellaneous transportation related services. The increase of 32.5 percent in the third quarter was driven by increases in our transportation management fees and customs brokerage business.

For the third quarter, Sourcing gross profits increased 55.3 percent to $21.0 million in 2005 from $13.5 million in 2004. Excluding the impact of the acquisitions of FoodSource and Epic Roots, announced in the first quarter, our Sourcing gross profits increased 0.6 percent.

For the third quarter, Information Services gross profits increased 16.5 percent to $9.9 million in 2005 from $8.5 million in 2004, primarily due to transaction volume growth.

For the quarter, personnel expense as a percentage of gross profits decreased to 48.3 percent in 2005 from 49.9 percent in 2004. While many of our personnel expenses are variable, we gain leverage in periods of growth.

For the quarter, selling, general, and administrative expenses increased 29.7 percent to $32.7 million in 2005 from $25.2 in 2004. Selling, general, and administrative expenses as a percentage of gross profits decreased for the third quarter of 2005 to 14.3 percent compared to 14.6 percent in 2004.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 18,000 customers through a network of 195 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 35,000 carriers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide Third Quarter 2005 Earnings Conference Call

Wednesday, October 26, 2005 10:00 a.m. Eastern time

Live webcast available through Investor Relations link at www.chrobinson.com

Telephone access:1-800-219-6110

Webcast replay available through November 9, 2005; Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on October 29, 2005: 800-405-2236; passcode:11040861#

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share data)
(All share and per share data is reflective of a two-for-one stock split effective October 14, 2005)

	Three months ended September 30,		Nine months ended September 30,

	2005	2004	2005	2004
Gross Revenues:
Transportation	$ 1,218,026	$ 943,256	$3,340,267	$2,587,383
Sourcing	257,409	172,026	737,067	535,513
Information Services	9,934	8,524	28,117	24,621
Total gross revenues	1,485,369	1,123,806	4,105,451	3,147,517
Gross Profits:
Transportation
Truck	172,435	131,248	488,438	360,084
Intermodal	8,469	7,083	22,737	21,919
Ocean	8,638	5,806	20,412	15,275
Air	3,495	2,284	8,481	6,412
Miscellaneous	4,938	3,727	14,321	10,514
Total transportation	197,975	150,148	554,389	414,204
Sourcing	20,965	13,501	61,162	40,987
Information Services	9,934	8,524	28,117	24,621
Total gross profits	228,874	172,173	643,668	479,812

Operating costs and expenses:
Personnel expenses	110,595	85,978	317,662	244,777
Selling, general, and administrative expenses	32,661	25,184	92,267	74,336
Total operating expenses	143,256	111,162	409,929	319,113
Income from operations	85,618	61,011	233,739	160,699

Investment and other income:
Interest income and other	1,726	637	4,129	1,981
Nonqualified deferred compensation
investment gain (loss)	139	(80)	154	(49)
Investment and other income	1,865	557	4,283	1,932

Income before provision for income taxes	87,483	61,568	238,022	162,631
Provision for income taxes	33,394	24,219	92,810	63,932
Net income	$ 54,089	$ 37,349	$ 145,212	$ 98,699

Net income per share (basic)	$ 0.32	$ 0.22	$ 0.85	$ 0.58
Net income per share (diluted)	$ 0.31	$ 0.22	$ 0.83	$ 0.57
Weighted average shares outstanding (basic)	170,105	169,232	170,072	169,276
Weighted average shares outstanding (diluted)	174,533	173,096	174,357	173,017
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands)

	September 30, 2005	December 31, 2004

Assets
Current Assets:
Cash and cash equivalents	$ 191,942	$ 166,476
Available-for-sale securities	123,181	121,600
Receivables, net	698,254	544,274
Other current assets	15,666	13,637
Total current assets	1,029,043	845,987

Property and equipment, net	58,595	51,122
Intangible and other assets	249,311	183,587
	$ 1,336,949	$ 1,080,696

Liabilities and stockholders' investment
Current liabilities
Accounts payable and outstanding checks	$ 469,132	$ 358,929
Accrued compensation	71,969	60,261
Other accrued expenses	38,253	33,629
Total current liabilities	579,354	452,819

Long term liabilities:
Deferred tax liability	4,871	4,153
Nonqualified deferred compensation obligation	3,030	2,868
Total long term liabilities	7,901	7,021
Total liabilities	587,255	459,840

Total stockholders' investment	749,694	620,856
	$ 1,336,949	$ 1,080,696

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands, except operational data)
	Nine months ended September 30,

	2005	2004
Operating activities:
Net income	$ 145,212	$ 98,699
Depreciation and amortization	13,326	8,461
Net changes in operating elements	(1,907)	(44,178)
Net cash provided by operating activities	156,631	62,982

Investing activities:
Net property additions	(16,151)	(22,575)
Insurance proceeds	-	1,590
Cash paid for acquisitions	(60,124)	(9,112)
Purchases of available-for-sale securities	(99,791)	(37,050)
Sales/maturities of available-for-sale securities	98,225	36,569
Other assets, net	(1,891)	(1,050)
Net cash used for investing activities	(79,732)	(31,628)

Financing activities:
Net repurchases of common stock	(12,720)	(10,694)
Cash dividends	(38,578)	(30,648)
Net cash used for financing activities	(51,298)	(41,342)
Effect of exchange rates on cash	(135)	(1,000)

Net increase (decrease) in cash and cash equivalents	25,466	(10,988)
Cash and cash equivalents, beginning of period	166,476	123,413
Cash and cash equivalents, end of period	$ 191,942	$ 112,425

	As of September 30,
	2005	2004
Operational Data:
Employees	5,605	4,671
Branches	195	170

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